Exhibit 10.1

Albemarle Corporation
4250 Congress Street, Suite 900                Telephone: 980-299-5700
Charlotte, NC 28209                    www.albemarle.com

November 3, 2021
Raphael Crawford
2334 Central Park Circle
Houston, TX 77059

Dear Raphael:
    On behalf of Albemarle Corporation (together with its affiliates, “Albemarle” or the “Company”), I am pleased to offer you the enhanced compensation opportunity described in this letter agreement (this “Agreement”) in consideration of your support of the Company’s strategic review of its catalysts segment (the “Business”) if such review results in a divestiture of the Business in a transaction with an acquirer of the Business (together with its affiliates, the “Purchaser”).
    By signing this Agreement, you agree to the terms and conditions set forth herein.
1.Continued Employment. Prior to the date upon which any transaction in which the Company divests all or substantially all of the Business to the Purchaser (the “Transaction”) is consummated (such date, the “Closing Date”), your employment with the Company will continue on an at-will basis, meaning that you or the Company may terminate your employment for any reason or no reason at any time, with or without Cause (as defined below). During such period of continuing employment by the Company, you will continue to be subject to the Company’s policies and practices and will continue to perform all duties and comply with all obligations you owe to the Company. For purposes of this Agreement, “Cause” means your (i) willful failure to perform your job duties; (ii) violation of any material policy of the Company; (iii) engaging in dishonest or illegal conduct with respect to or in the performance of your job duties; (iv) embezzlement, misappropriation, or fraud, whether or not related to your job duties or the Company; (v) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent), or any crime, including a misdemeanor, involving moral turpitude; or (vi) breach of this Agreement (including the confidentiality obligations set forth in this Agreement) or any other agreement between you and the Company (including any Restrictive Covenant Agreement (as defined below)).
2.Enhanced Compensation. Subject to your execution and non-revocation of this Agreement (including the release of claims in Section 6), you will be eligible to receive the following (together, the “Enhanced Compensation”):

(a)2021 AIP. If you remain employed by the Company until the earlier of the Closing Date or the date that bonuses under the Company’s 2021 Annual Incentive Plan (the “2021 AIP”) are paid (the “2021 AIP Payment Date”), you will receive your annual incentive bonus for calendar year 2021 (or prorated portion thereof) (your “2021 AIP Bonus”) under the 2021 AIP, calculated in accordance with the terms and conditions of the 2021 AIP, less applicable deductions and authorized withholdings. Your 2021 AIP Bonus shall be paid on the 2021 AIP Payment Date, but no later than March 15, 2022. Further, if your employment with the Company or the Purchaser is terminated without Cause before the 2021 AIP Payment Date, you will receive your 2021 AIP Bonus on the 2021 AIP Payment Date. For the avoidance of doubt, if you are terminated for Cause by the Company or the Purchaser or if you voluntarily resign at any time prior to the 2021 AIP Payment Date, you will not receive your 2021 AIP Bonus.
(b)2022 Catalysts AIP. If the Closing Date occurs on or after January 1, 2022 and you remain employed by the Company until the Closing Date, you will receive an amount equal to your target annual incentive under the annual bonus plan that will be established for the Business for calendar year 2022, multiplied by a fraction, the numerator of which is the number of days you were employed by the Company in 2022 through and including the Closing Date and the denominator of which is 365 (such amount, your “2022 Catalysts AIP Bonus”), less applicable deductions and authorized withholdings. Your 2022 Catalysts AIP Bonus shall be paid within thirty (30) days following the Closing Date (the “2022 Catalysts AIP Payment Date”). Notwithstanding anything in this Section 2(b) to the contrary, if you are terminated for Cause by the Company or the Purchaser or if you voluntarily resign at any time prior to the 2022 Catalysts AIP Payment Date, you will not receive the 2022 Catalysts AIP Bonus.
(c)    Retention Payment.  If you are employed by the Company on the Closing Date and remain employed by the Company or the Purchaser until the date three (3) months following the Closing Date, or, if earlier, the date you are terminated without Cause by the Company or the Purchaser (the date three (3) months following the Closing Date or of such termination without Cause, as applicable, your “Retention Payment Date”), you will receive a one-time, cash payment equivalent to 5% of your annual salary as in effect as of the date of this Agreement (the “Retention Payment”).  The Retention Payment will be paid to you, less applicable deductions and authorized withholdings, within thirty (30) days following the Retention Payment Date so long as the release of claims in Section 6 has become effective; provided, that if the thirty-day period begins in one calendar year and ends in a second calendar year, the payment will be made in the second calendar year.   For the avoidance of doubt, if you are terminated for Cause by the Company or the Purchaser or if you voluntarily resign your employment at any time prior to the Retention Payment Date, you will not receive the Retention Payment.
3.Assistance. To be eligible to receive the 2021 AIP Bonus and the 2022 Catalysts AIP Bonus, as applicable, you agree to devote your full time, effort and attention to your duties to the Company and to the Company’s efforts to consummate the Transaction. Without limiting the foregoing, you agree that you will assist the Company in connection with the Transaction as requested by the Company, including without limitation by fully cooperating with the Company in winding up your work for the Company and transitioning your work to any person designated by the Company.

4.Confidentiality.
(a)By signing this Agreement, you acknowledge that you will receive and be exposed to the confidential business information of the Company in the ordinary course of business and as the Company prepares for the Transaction, including without limitation: financial data and information; data, information, plans and materials relating to the Transaction (including with respect to actual or potential acquirers of the Business); information relating to negotiations, transactions and potential transactions; business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques and systems; agreements, contracts, and terms of agreements; material and sources of material; information relating to product purchasers, suppliers, vendors and other business partners of the Company; accounting, legal, marketing, advertising, pricing, staffing, personnel and credit information; and trade secrets, designs, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications and product plans (collectively, “Confidential Information”). You agree never to disclose Confidential Information to any third party at any time (including following the termination of your employment), and that unauthorized disclosure of Confidential Information shall constitute a material breach of this Agreement; provided, that if disclosure is required by applicable law, you may make such disclosure subject to providing the Company with prompt notice of such legal requirement prior to making any disclosure. You will keep the terms of this Agreement and all payments and benefits to which you may be entitled under this Agreement strictly confidential, and will make no statement related thereto, provided that you may discuss this Agreement with your attorney, tax advisors and immediate family members and if disclosure is required by applicable law, you may make such disclosure subject to providing the Company with prompt notice of such legal requirement prior to making any disclosure.
(b)Notwithstanding anything to the contrary in this Agreement, this Section 4 does not in any way restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency. You are hereby provided notice pursuant to the 2016 Defend Trade Secrets Act (the “DTSA”) that the DTSA provides that (i) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public, and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
(c)This Section 4 does not supersede or relieve you of any obligation you may have under any Non-Solicitation, Non-Compete and Confidentiality Agreement, Information Security Agreement or Intellectual Property Agreement (or any other confidentiality agreement, nondisclosure agreement, or other agreement containing any restrictive covenant) between you and the Company (any such agreement, a “Restrictive Covenant Agreement”).

5.LTI Awards. Prior to the Closing Date, any and all outstanding incentive awards (the “LTI Awards”) previously granted to you under the Albemarle Corporation 2017 Incentive Plan (the “Plan”) shall continue in effect, subject to the terms and conditions of the LTI Awards and the Plan. Notwithstanding anything to the contrary in the applicable award agreement for the LTI Award, subject to your execution and non-revocation of this Agreement (including the release of claims in Section 6), your continuing compliance with the terms of this Agreement through the Closing Date and the review and approval of the Compensation Committee of the Board of Directors in accordance with the requirements of Section 16, and if you are employed by the Company on the Closing Date and remain employed by the Company or the Purchaser until the date twelve (12) months following the Closing Date, or, if earlier, the date you are terminated without Cause by the Company or the Purchaser (the date twelve (12) months following the Closing Date or of such termination without Cause, as applicable, your “Retention Date”), your LTI Awards shall be treated as follows subject to and upon the closing of the Transaction:
(a)With respect to your outstanding Restricted Stock Unit LTI Awards (“RSUs”),
(i)    A pro rata number of the RSUs under each outstanding LTI Award, equal to 1/36 of the total number of RSUs granted under the LTI Award for each full month of service performed following the grant date of the LTI Award and prior to the Closing Date, shall vest and be settled on the Closing Date. All RSUs under each outstanding LTI Award in excess of the pro rata number of RSUs that vest pursuant to this Section 5(a)(i) (such excess RSUs, the “Remaining RSUs”) shall remain outstanding, subject to the terms set forth in Section 5(a)(ii).
(ii)    Provided that your employment with the Purchaser is not terminated by the Purchaser for Cause or by you voluntarily before the Retention Date, you shall be entitled to one share of the Company’s common stock (“Share”) per Remaining RSU, which shall vest and be paid to you on the date or dates on which such Remaining RSUs would have vested and been paid to you under the terms of the applicable LTI Award but for the Transaction. If your employment is terminated due to your death or disability prior to the Retention Date, the Shares you would be entitled to as set forth in this Section 5(a)(ii) shall vest and be earned and paid to you pursuant to the terms of the LTI Award. All payments made pursuant to this Section 5(a)(ii) shall be subject to all applicable deductions and authorized withholdings.
(b)With respect to your outstanding TSR and ROIC Performance Unit LTI Awards (“Performance Units”),
(i)    Any unpaid portion of the Performance Units payable to you under the Performance Unit LTI Award granted to you on February 2018 (the “2018 Award”) will be fully vested and paid on the earlier of

January 1, 2022 or the Closing Date, provided you do not voluntarily terminate your employment and are not terminated for Cause before the applicable payment date. The Performance Units payable to you under the Performance Unit LTI Award granted to you on February 2019 (the “2019 Award”) for which the performance period will conclude on December 31, 2021, will be earned as determined by the Compensation Committee in the first quarter of 2022 (the date of the Compensation Committee’s determination of number of Performance Units earned under the 2019 Award, the “Award Date”), with 50% of the earned Performance Units under the 2019 Award vested and paid on the Award Date, and the remaining 50% of the earned Performance Units under the 2019 Award vested and paid on the earlier of (x) the Closing Date (or, if later, the Award Date) and (y) January 1, 2023; provided, however, if you voluntarily terminate your employment or are terminated for Cause before the earlier of the Closing Date or the Award Date, all Performance Units under the 2019 Award shall be forfeited.
(ii)    A pro rata number of the Performance Units under each outstanding LTI Award other than the 2018 Award and the 2019 Award, equal to 1/36 of the target number of Performance Units granted under the LTI Award for each full month of the applicable Measurement Period (as defined in the LTI Award) prior to the Closing Date, shall vest and be earned and paid to you pursuant to the terms of the LTI Award. The target number of Performance Units under each outstanding LTI Award other than the 2018 Award and the 2019 Award in excess of the pro rata number of target Performance Units that vest pursuant to this Section 5(b)(ii) (such excess Performance Units, the “Remaining Performance Units”) shall remain outstanding, subject to the terms set forth in Section 5(c)(iii).
(iii)    Provided that your employment with the Purchaser is not terminated by the Purchaser for Cause or by you voluntarily before the applicable Retention Date, you shall be entitled to one Share per Remaining Performance Unit, 50% of which shall vest and be paid to you on March 31 of the year in which such Remaining Performance Units would have vested and been paid to you under the applicable LTI Award but for the Transaction, and 50% of which shall vest and be paid to you on the following January 1. If your employment is terminated due to your death or disability prior to the Retention Date, the payment of Shares shall vest and be earned and paid to you pursuant to the terms of the LTI Award. All payments made pursuant to this Section 5(b)(iii) shall be subject to all applicable deductions and authorized withholdings.

(c)With respect to your outstanding stock options (“Options”),
(i)A pro rata number of the Options under each outstanding LTI Award, equal to 1/36 of the total number of Options granted under the LTI Award for each full month of service performed following the grant date of the LTI Award and prior to the Closing Date, shall vest and become exercisable (subject to the exercisability period and other terms of the LTI Award) on the Closing Date. All Options under each outstanding LTI Award in excess of the pro rata number of Options that vest pursuant to this Section 5(c)(i) (such excess Options, the “Remaining Options”) shall remain outstanding, subject to the terms set forth in Section 5(c)(ii).
(ii)Provided that your employment with the Purchaser is not terminated by the Purchaser for Cause or by you voluntarily before the applicable Retention Date, the Remaining Options shall vest and become exercisable (subject to the exercisability period and other terms of the LTI Award) on the date on which such Remaining Options would have vested under the terms of the applicable LTI Award but for the Transaction. If your employment is terminated due to your death or disability prior to the Retention Date, the Remaining Options that would have vested pursuant to this Section 5(c)(ii) shall vest and become exercisable (subject to the exercisability period and other terms of the LTI Award) upon such termination of employment. All payments made pursuant to this Section 5(c)(ii) shall be subject to all applicable deductions and authorized withholdings.
6.Release.
(a)In consideration of (i) Albemarle entering into this Agreement, (ii) the opportunity for you to receive Enhanced Compensation, and (iii) the Enhanced Compensation, if received, each of which you would not otherwise be entitled, you hereby knowingly and voluntarily release Albemarle, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns, affiliates and representatives, (collectively, the “Releasees”) from liability for any and all claims or damages that you had, have or may have against the Releasees as of the date of your execution of this Agreement, whether known or unknown. Specifically, you hereby release, without limitation, all:
i.Claims arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefits Protection Act (OWBPA); Section 1981 through 1988 of Title 42 of the United States Code; the Worker Adjustment and Retraining Notification Act (WARN); the Occupational Safety and Health Act (OSHA); the Employee Retirement Income Security Act (ERISA); the Rehabilitation Act; the Americans with Disabilities Act (ADA) with the amendments thereto (ADAAA); the Family and Medical

Leave Act (FMLA); the Genetic Information Nondiscrimination Act (GINA); the Immigration Reform and Control Act (IRCA); the Sarbanes-Oxley Act of 2002 (SOX); the National Labor Relations Act (NLRA); the Labor Management Relations Act (LMRA), the Fair Labor Standards Act (FLSA); the Texas Payday Act; the Texas Anti-Retaliation Act; Chapter 21 of the Texas Labor Code; the Texas Whistleblower Act; and any other federal, state or local constitution, statute, ordinance, or executive order relating to discrimination, retaliation, or fair employment practices;
ii.Claims arising under any federal, state or local law or ordinance governing the relationship between employer and employee or otherwise relating to your employment or termination of employment with the Company;
iii.Claims arising under the common law, including, but not limited to, claims for wrongful discharge, termination in violation of public policy, breach of contract (express or implied), breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, intentional or negligent infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, retaliation, whistleblower claims, libel, slander, negligence, personal injury, assault, battery, or invasion of privacy; and
iv.Claims for attorneys’ fees, litigation expenses and costs.
(b)It is understood that the release of claims in this Section 6 does not serve to waive any rights or claims that may arise after the date this Agreement is executed or that, pursuant to law, cannot be waived, such as claims for unemployment or workers’ compensation benefits. It is also understood and agreed that nothing in this Agreement prevents or prohibits you from filing a charge or complaint with government entities, including, but not limited to, the Equal Employment Opportunity Commission. However, you expressly acknowledge your understanding that, because you are waiving and releasing all claims for monetary damages and any other claims for personal relief, you may not receive a monetary award or any other form of personal relief in connection with any such charge or complaint.
(c)You understand and agree that the release of claims in this Section 6 applies to any and all rights that you had, have or may have under ADEA and all other laws dealing with age discrimination. This means that you are waiving your rights, if any, to file any type of claims for age discrimination against the Releasees, individually and collectively, with any federal, state or local agency or court that deals with age discrimination. You acknowledge and agree that you are signing this Agreement and the release of claims in this Section 6 (including the release of claims under ADEA and all other laws dealing with age discrimination) voluntarily, and with full knowledge of the consequences. You are advised to consult with an attorney prior to signing this Agreement and the release of claims in this Section 6 (including the release of claims under ADEA and all other laws dealing with age discrimination), and you acknowledge that you have had ample opportunity to do so.
(d)You understand and agree that the Company has advised you that you have at least 21 days from the date you received this Agreement and the release of claims in this Section 6 to consider it. If you sign this Agreement before the end of the 21-day period, it will be your personal voluntary decision to do so, and will be done based on a complete consultation with an attorney of your choice. Further, you may nullify and revoke (cancel) this Agreement and the release of claims in this Section 6 at any time within seven days after you sign this Agreement. If you wish to revoke (cancel) this Agreement, you agree and understand that you have to do so in writing to Gregory Drakulic, Vice President of Human Resources, at Greg.Drakulic@albemarle.com. You also understand, however, that if you revoke (cancel) this Agreement and the release of claims in this Section 6, you will no longer be eligible to receive the Enhanced Compensation under this Agreement.
7.Restrictive Covenants. In consideration of (i) Albemarle entering into this Agreement, (ii) the opportunity for you to receive Enhanced Compensation, and (iii) the Enhanced Compensation, if received, each of which you would not otherwise be entitled, you agree to the following restrictive covenants:
(a)    No Solicitation of Employees. You agree that, both during your employment with Albemarle and for a period of one (1) year following the Closing Date, except to the extent related to Albemarle catalyst employees transferring employment to the Purchaser, you will not, directly or indirectly, on your own behalf or on behalf of any other person or entity (regardless of who first initiates the communication), hire or solicit to hire for employment or consulting or other provision of services, any person who is actively employed or engaged (or in the preceding six (6) months was actively employed or engaged) by Albemarle. This includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any person employed or engaged by Albemarle to terminate his or her relationship with Albemarle; helping to identify or evaluate Albemarle employees for recruitment away from Albemarle; and helping any person or entity hire an employee away from Albemarle.
(b)    No Solicitation of Customers. You agree that, both during your employment and for a period of one (1) year following the Closing Date, except to the extent related to Albemarle catalyst customers being transferred to the Purchaser, you will not directly or indirectly, on your own behalf or on behalf of any other person or entity, solicit the business of or provide services or goods similar to the services or goods provided by Albemarle to any customer or any other entity with which Albemarle has an agreement to perform services or provide goods during the six (6) month period prior to your separation from Albemarle. You further agree not to directly or indirectly contact any customers for the purpose of soliciting such customer to purchase or license a product or service that is the same as, similar to, or in competition with those products and/or services offered, made, or rendered by Albemarle.
(c)    Non-Competition. You acknowledge that the business of Albemarle, including the catalyst business, the lithium and lithium derivatives business and the bromine business, each of which you have participated in and was exposed to during your employment with Albemarle (“Company Business”), is worldwide in scope, and that Albemarle has a legitimate interest in protecting Company Business in any location where Albemarle operates or does Company Business. Accordingly, excluding your continued employment with Purchaser, for a period of one (1) year following the Closing Date, you shall not, on your own behalf or on behalf of others, directly or indirectly, (whether as an employee, consultant, investor, partner, sole proprietor or otherwise) be employed by, perform any services for, or hold any ownership interest in any Competing Business within the United States or any other country where you have worked and/or conducted business on behalf of Albemarle within the one year period prior to the Closing Date. “Competing Business” means (i) any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages, invests in, produces or sells any products, services or businesses that are the same or substantially similar to those produced, marketed, invested in or sold by Albemarle and to which you were exposed during your employment with Albemarle, including without limitation the Company Business, and (ii) any customer to whom you directly provided services while employed by Albemarle, if you intend to become, or become employed by a customer and the purpose of such employment by the customer is to provide to customer the same or similar services you provided to customer while you were employed by Albemarle. The above notwithstanding, the ownership, for investment purposes, of up to one percent (1%) of the total outstanding equity securities of a publicly traded company, shall not be considered a violation of this subsection.
(d)    Enforcement
i.     You acknowledge that the restrictions contained in this Section 7 are necessary to protect Albemarle’s confidential and proprietary information, trade secrets, intellectual property and other legally protectable business information; and you further acknowledge and agree that each and every restriction in this Section 7 is reasonable in all respects, including as to the duration of any restriction, the territory in which any restriction applies, and the scope of activity restricted.
ii.    You agree that the restrictions contained in this Section 7 shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between you and Albemarle. To the extent that any restriction of this Section 7 is determined by any court of competent jurisdiction to be unenforceable, the parties expressly agree and intend that such restriction be reduced in scope to the extent permitted by law, and that such remaining restriction be enforced, and that the other restrictions of this Section 7 remain in full force and effect.
iii.    You agree that the existence of any claim or cause of action by you against Albemarle shall not constitute a defense to the enforcement by Albemarle of the covenants and restrictions in this Section 7.
iv.    You agree that the injury Albemarle will suffer in the event of the breach by you of any clause of this Section 7 will cause Albemarle irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, you agree that Albemarle, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise, without the posting of any bond, from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent your failure to comply with the terms and conditions of this Section 7. The periods of time referenced in each of subsections (a), (b) and (c) above shall be tolled on a day-for-day basis for each day during which you violate the provisions of subsections (a), (b) or (c) in any respect, so that you are restricted from engaging in the activities prohibited by subsections (a), (b) and (c) for the full stated time period.

8.General.
(a)Albemarle continues to reserve the unilateral right to make changes to any compensation and employee benefit programs and policies that may be applicable to you at any time without your approval.
(b)This Agreement may be executed in one or more counterparts, all of which taken together will be deemed to constitute one and the same original.
(c)The Enhanced Compensation to which you may be entitled under this Agreement are intended to qualify for an exception to, or be in compliance with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and this Agreement will be so administered and interpreted.
(d)The Enhanced Compensation to which you may be entitled under this Agreement will not be taken into account for the purposes of any benefit plan or agreement, including any plans intended to qualify under Section 401(a) of the Internal Revenue Code.
(e)This Agreement may not be modified except by a mutually-executed agreement in writing between you and an authorized representative of the Company.
(f)This Agreement is governed by the laws of the state of North Carolina, regardless of your work location or place of residence at any time during your employment by the Company and without regard to any conflicts of law principle that could lead to the application of the law of any other jurisdiction. You and the Company hereby agree that any action to enforce or interpret this Agreement must be brought in a federal or state court of competent jurisdiction in North Carolina, and you hereby irrevocably consent to the jurisdiction of such court.
(g)This Agreement represents the complete understanding between you and the Company concerning the subject matter herein and supersedes any prior retention agreement entered into between you and the Company, and no other promises or agreements concerning the subject matter of this Agreement shall be binding unless reduced to writing and signed by you and the Company; provided, however, that any and all Restrictive Covenant Agreements shall remain in full force and effect.
(h)This Agreement is binding upon, and shall inure to the benefit of, the Company and its successors and assigns. The Company may assign this Agreement (including without limitation to the Purchaser) and any of its rights and obligations hereunder at any time without your consent.
    On behalf of Albemarle, I thank you for your continued service.
Sincerely,

/s/ J. Kent Masters
J. Kent Masters, Jr.
Chairman, President and Chief Executive Officer

By signing below, I accept the terms and conditions outlined in this Agreement. I understand and acknowledge that my acceptance does not create a contract of employment and does not constitute a continuing promise by the Company to employ me for any particular period of time or on any particular terms except as provided herein. I further understand and agree that my employment is and will remain at all times “at will,” meaning that the Company may end my employment at any time, for any reason or no reason, with or without notice.

I HAVE COMPLETELY READ THIS AGREEMENT, FULLY UNDERSTAND IT AND VOLUNTARILY AGREE TO ITS TERMS.

/s/ Raphael Crawford        November 3, 2021
NAME        DATE

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